Exhibit 5

                        Letterhead of Proskauer Rose LLP


                                                     May 17, 1999


Insignia Financial Group, Inc.
200 Park Avenue
New York, New York  10166

Dear Sirs:

     We are acting as counsel to Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.), a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of deferred compensation obligations (the "Obligations") of the Company arising under the Company's 401(k) Restoration Plan (the "Plan").

     We have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments and certificates of public officials and of representatives of the Company, and have made such investigation of law and fact, as we have deemed appropriate for purposes of this opinion.

     Based upon, and subject to, the foregoing, we are of the opinion that the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                     Very truly yours,


                                                     /s/  Proskauer Rose LLP